                                                               EXHIBIT (b)(4)(a)

                     ML LIFE INSURANCE COMPANY OF NEW YORK

                        Home Office: New York, New York
                         Service Center: P.O. Box 44222
                           New York, New York  10022

ML LIFE INSURANCE COMPANY OF NEW YORK will make monthly annuity payments for the life of the Annuitant or as otherwise provided in this Contract. Payments will be made to the Owner starting on the Annuity Date.

This is a legal contract between you and us.  PLEASE READ THE CONTRACT
CAREFULLY.

EXCEPT FOR FIXED ANNUITY PAYMENTS, VALUES PROVIDED BY THIS CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF SEPARATE ACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT.

TEN DAY RIGHT TO REVIEW CONTRACT: You may cancel this Contract within ten days after its receipt. Simply return or mail it to us or your Financial Consultant. We will refund the greater of the Contract Value or all of your premiums.

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                               TABLE OF CONTENTS

Section                                                                     Page

DEFINITIONS.................................................................   2

CONTRACT SCHEDULE...........................................................   3
1.  GENERAL PROVISIONS......................................................   4
2.  PREMIUMS................................................................   5
3.  THE VARIABLE ACCOUNTS...................................................   6
4.  CHARGES AND DEDUCTIONS..................................................   7
5.  TRANSFERS...............................................................   8
6.  WITHDRAWALS FROM CONTRACT...............................................   9
7.  PAYMENT AT DEATH........................................................   9
8.  ANNUITY PROVISIONS......................................................  10
9.  ANNUITY OPTIONS.........................................................  11
10. ANNUITY OPTIONS TABLES..................................................  12

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                ML Life Insurance Company of New York is a stock
                            life insurance company.

          /s/ THOMAS H. PATRICK      /s/ BARRY G. SKOLNICK
          -----------------------    -----------------------
              Thomas H. Patrick          Barry G. Skolnick
                   President             Secretary

                   Individual Variable Annuity Contract
                   Flexible Premiums - Nonparticipating

MLNY-VA-001                  SPECIMEN

                                  DEFINITIONS


1. ACCUMULATION UNIT: An index used to compute the value of your interest in the Variable Accounts prior to the annuity date.

2. ANNUITANT: Annuity payments may depend upon the continuation of a person's life. That person is called an annuitant.

3.   ANNUITY DATE:  The date on which annuity payments are to start.

4. COMPANY: ML Life Insurance Company of New York. Also referred to as "we" or "us." CONTRACT VALUE: The sum of the value of your interest in the Variable Accounts.

5.   CONTRACT VALUE:  The sum of the value of your interest in the Variable
     Accounts.

6. DATE OF ISSUE: The date shown on the Contract Schedule as the date the Contract was issued.

7. INDIVIDUAL RETIREMENT ACCOUNT OR ANNUITY ("IRA"): A retirement arrangement meeting the requirements of Section 408 of the Internal Revenue Code under which any appreciation is tax deferred.

8. NONQUALIFIED CONTRACT: A retirement arrangement other than a qualified plan described under Section 401, 403, 408, 457 or any similar provisions of the Internal Revenue Code.

9. OWNER: The person entitled to exercise all rights under the Contract. In this Contract, "you" means Owner.

10.  PREMIUMS:  The money you pay us for this Contract.

11. VARIABLE ACCOUNTS: This Contract is funded by two separate accounts of the Company called ML of New York Variable Annuity Separate Account A and ML of New York Variable Annuity Separate Account B (together the "Variable Accounts"). Variable Account A has multiple subaccounts as shown in the Contract Schedule. Variable Account B has one subaccount also shown in the Contract Schedule.

12. VARIABLE ANNUITY: A contract with a value that reflects investment experience prior to the Annuity Date and provides periodic payments of set amounts after the Annuity Date. 12.

                               CONTRACT SCHEDULE

ML Life Insurance Company          Contract Number: ML-910123456
     of New York
Service Center:                    Date of Issue:  March 15, 1990
717 Fifth Avenue, 16th Flr.        Current Date:   August 15, 1991
4655 Salisbury Road
New York, New York 10022
1-800-333-6524

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OWNER INFORMATION                   ANNUITANT INFORMATION

Owner Name:     John Q. Client      Annuitant:    John Q. Client
Owner Age:      55                  Age:  55      Sex: M
Co-Owner Name:  Jane M. Client      Co-Annuitant: Jane M. Client
Address:        123 Maple Street    Age:  55      Sex: F
                Suite 1234          Annuity Date: August 1, 2011
                Anytown, US  12345-6789

--------------------------------------------------------------------------------
Owner's Beneficiary:  Mary A. Client


CONTRACT INFORMATION

Contract Type:    Flexible Premium Individual Variable Annuity

Initial Premium:  $100,000.00

Premium Allocation:

   SEPARATE ACCOUNT A                     Premium:  $50,000.00

                                  Invested In:

             % Domestic Money Market Fund             % Flexible Strategy Fund
25           % Prime Bond Fund                 25     % Natural Resources Focus
                                                        Fund
             % High Current Income Fund               % American Balanced Fund
50           % Quality Equity Fund                    % Global Strategy Focus
                                                        Fund
             % Equity Growth Fund             100     % TOTAL

             SEPARATE ACCOUNT B                           Premium:  $50,000.00

                                  Invested In:

                        100% Allocated to Reserve Assets
--------------------------------------------------------------------------------

Financial Consultant:  Joe Broker

MLNY-VA-001                         SPECIMEN

                            1.   GENERAL PROVISIONS


1.1 BENEFICIARY: A beneficiary is the person designated by you in writing to receive payment under Section 7, on death of the Owner.

     You may change the beneficiary while you are alive.

     You may name a beneficiary irrevocably. If you do so, a change can be made later only with the beneficiary's written consent.

     If a beneficiary does not survive you, the estate or heirs of such beneficiary have no rights under this Contract. If no beneficiary survives you, payment will be made to your estate.

1.2 OWNERSHIP OF CONTRACT: Unless another Owner is named by the purchaser, the purchaser is the Owner.

     Upon notice to us you may assign the Contract to a new Owner. The assignment terminates all prior beneficiary designations. The new Owner's age must be less than 85 years.

     Only spouses may be co-owners. The beneficiary of the co-owner spouses must be the surviving spouse. The age of the oldest co-owner must be less than 85 years. Ownership rights must be exercised by the co-owners jointly. Co-owners are deemed to be joint tenants with right of survivorship unless they indicate otherwise.

1.3 ANNUITANT: The Annuitant may be changed at any time prior to the Annuity Date. When an Annuity Option is elected, the amount payable as of the Annuity Date is based on the age (and sex where permissible) of the Annuitant, as well as the Option selected and the Contract Value. The Annuitant's age must be less than age 85 at issue or when a new Annuitant is named.

1.4 NOTICES, CHANGES AND CHOICES: To be effective, all notices, changes and choices you may make under this Contract must be in writing, signed and received by us at our administrative office, except that account transfers and premium allocations may be made by telephone by you or your representative if authorized by you in writing. If acceptable to us, notices, changes, and choices relating to beneficiaries, ownership, Annuitants, and Annuity Date will take effect as of the date signed unless we have already acted in reliance on the prior status. We are not responsible for their validity.

1.5 RESTRICTIONS ON IRAS: If this Contract is issued as or as part of an IRA, it may not be assigned, pledged, or transferred unless permitted by law.

1.6 MISSTATEMENT OF AGE OR SEX: If the age or sex of the annuitant is misstated, annuity payments will be adjusted to reflect the correct age and sex. Any amount we have overpaid as the result of such misstatement will be deducted from the next payments made by us under this Contract.
     Interest on the overpayment will be charged at the rate of 6% per year.
     Any amount we have underpaid will be paid in full with the next payment made by us under this Contract. We will pay interest on the underpayment at the rate of 69% per year.

1.7 PROOF OF AGE, SEX, OR SURVIVAL: We may require satisfactory proof of age, sex, or survival of any person on whose continued life any payment under this Contract depends.

1.8  INCONTESTABILITY:  We will not contest this Contract.

1.9 THE CONTRACT: This Contract, and any endorsements or riders are the entire Contract. It is issued in consideration of the payment of the first premium.

     Only our President, a Vice President, Secretary, or Assistant Secretary may change the Contract. Any change must be in writing.

     At any time we may make such changes in this Contract as are required to make it conform with any law, regulation, or ruling issued by a government agency.

1.10 NONPARTICIPATING: This Contract is nonparticipating. It does not share in our surplus.

1.11 DATES: Contract years and anniversaries are measured from the Date of Issue.

1.12 CONTRACT PAYMENTS: All sums payable to or by us are payable at our administrative office. We may require return of this Contract prior to making payment. Paid-up annuity benefits, Contract withdrawal values and death benefits are not less than the minimum required by any statute of the state in which the Contract is delivered.

1.13 PROTECTION OF PROCEEDS: Payments under this Contract may not be assigned by the payee prior to their due dates. To the extent allowed by law, payments are not subject to legal process for debts of a payee.

1.14 PERIODIC REPORTS: At least once a year prior to the annuity date we will furnish you a report of your Contract Value. It will show the current number of Accumulation Units, the value per Accumulation Unit and the total Variable Account(s) value. To the extent that a person has voting rights in the Variable Accounts that person will be furnished reports required by the Investment Company Act of 1940.

1.15 PAYMENTS UNDER THE CONTRACT: Payment generally will be made within seven days, but we may defer payment if:

     (a)  The New York Stock Exchange is closed;

     (b)  Trading on the New York Stock Exchange is restricted;

     (c) An emergency exists such that it is not reasonably practical to dispose of securities in the applicable Variable Account or to determine the value of its assets;

     (d) The Securities and Exchange Commission by order so permits for the protection of security holders; or

     (e) Payment is derived from a check used to pay a Premium which has not cleared through the banking system.

     Conditions (b) and (c) will be decided by or in accordance with rules of the Securities and Exchange Commission. Transfers also may be deferred upon the occurrence of any of the events described above.

                                 2.   PREMIUMS

2.1 ADDITIONAL PREMIUMS: The minimum additional Premium is $300. Premiums may be paid at any time prior to the Annuity Date without prior notice to us. We reserve the right to refuse to accept a Premium.

2.2 PREMIUM ALLOCATION: Your Premiums will be allocated to the subaccounts of the Variable Accounts as you direct. However, for the first 14 days following the date of issue, all Premiums will be allocated to the money market subaccounts of the Variable Accounts. If allocation instructions are not given with subsequent premiums received, we will allocate those premiums according to the allocation instructions last received from you.

                           3.   THE VARIABLE ACCOUNTS

3.1 VARIABLE ACCOUNTS: The Variable Accounts are named in the Definitions Section of this Contract. They are separate investment accounts of ML Life Insurance Company of New York. With respect to each Variable Account, income, gains, and losses, whether or not realized, from assets allocated to that Variable Account are credited to or charged against the Variable Account without regard to other income, gains, or losses of the Company. Assets allocated to the Variable Accounts remain our property but are separate from our general account and any other separate accounts we may have and may not be charged with liabilities from any other business we conduct.

3.2 ELIGIBLE INVESTMENTS: Current eligible investments are shown on the Contract Schedule. We reserve the right to limit the number of subaccounts in which you may invest.

3.3 CHANGES TO THE VARIABLE ACCOUNTS: We may make additional subaccounts available. We reserve the right, subject to obtaining any necessary regulatory approvals; to eliminate subaccounts; to substitute a new portfolio for the portfolio in which a subaccount invests; to deregister either or both of the Accounts under the Investment Company Act of 1940 (the "1940 Act"); to make any changes required by the 1940 Act; to operate either or both Accounts as a managed investment company under the 1940 Act or any other form permitted by law; to transfer all or a portion of the assets of a subaccount or variable account to another subaccount or variable account pursuant to a combination or otherwise; and to create new variable accounts.

3.4 NUMBER OF ACCUMULATION UNITS: For each subaccount of the Variable Accounts, the number of your Accumulation Units is the sum of:

        - Each Premium or transfer allocated to the subaccount

               Divided by

        - The value of an Accumulation Unit for that subaccount for the valuation period in which we received the Premium or transfer.

     The number will be adjusted for transfers from each subaccount, withdrawals and charges. Adjustments will be made as of the valuation period in which we receive all requirements for the transaction, as appropriate.

3.5 VALUE OF EACH ACCUMULATION UNIT: For each subaccount of the Variable Accounts, the value of an Accumulation Unit was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is:

        -  The value of an Accumulation Unit for the last prior valuation period

               Multiplied by

        - The Net Investment Factor for that subaccount for the current valuation period.

3.6 NET INVESTMENT FACTOR: This is an index used to measure the investment performance of a subaccount of the Variable Accounts from one valuation period to the next. For any subaccount, the Net Investment Factor is determined by dividing the value of the assets of the subaccount for that valuation period by the value of the assets of the subaccount for the preceding valuation period, and subtracting from the result the valuation period equivalent of the annual administration (if applicable), mortality and expense charges.

     We may adjust the Net Investment Factor to make provision for any change in tax law that requires us to pay tax on capital gains in the Variable Accounts and any charge that may be assessed against the Accounts for assessments or federal premium taxes or federal, state or local excise, profits or income taxes measured by or attributable to the receipt of premiums.

3.7 VALUATION PERIOD: This is the interval from one determination of the net asset value of a subaccount to the next. Net asset values are determined as of the close of business on each day the New York Stock Exchange is open.

3.8 VARIABLE ACCOUNT VALUE: This is the sum of the value of the Accumulation Units allocated to your Contract in each subaccount of a Variable Account.

                          4.   CHARGES AND DEDUCTIONS

4.1 CONTRACT MAINTENANCE CHARGE: A charge of $40 will be deducted on each Contract anniversary that occurs on or prior to the annuity date. It will also be deducted when the Contract Value is withdrawn in full if withdrawal is not on a Contract anniversary. This charge will never increase. We will waive this charge for Contracts with Contract Values of $50,000 or more at the time the deduction would otherwise be made.

4.2 VARIABLE ACCOUNTS EXPENSE AND MORTALITY RISK CHARGES: These charges are made to compensate us for guaranteeing that the Contract maintenance charge and Variable Account A administration charge will never increase and for the mortality guarantees we make under this Contract. On an annual basis, they equal 1.25% of the daily net asset value of Variable Account A and 0.65% of Variable Account B.

4.3 VARIABLE ACCOUNT A ADMINISTRATION CHARGE: This charge compensates us for expenses we incur in the establishment and administration of Variable Account A. On an annual basis it equals 0.10% of the daily net asset value of Variable Account A.

4.4 CONTINGENT DEFERRED SALES CHARGE: A charge will be made at withdrawal from Variable Account A prior to the Annuity Date. The contingent deferred sales charge is calculated separately for each Premium. The first withdrawal from Variable Account A in a Contract year is made under Section
     6.2. For other withdrawals, Premium payments are withdrawn on a "first-in, first-out" (FIFO) basis, and all premiums are withdrawn before earnings are withdrawn.

     Contingent deferred sales charges are calculated as a percentage of the Premiums withdrawn but not to exceed the value of your interest in Variable Account A. This percentage is based on the number of complete years elapsed from the date the Premium is paid to the date of the surrender or withdrawal as shown in the following schedule:

       Number of Complete Years Elapsed       Percent
       --------------------------------       -------

                    0                            7%
                    1                            6%
                    2                            5%
                    3                            4%
                    4                            3%
                    5                            2%
                    6                            1%
                    7                            0%

4.5 TAXES, FEES, AND ASSESSMENTS: Any charges made by us attributable to premium taxes imposed by a state or other government will be deducted at the annuity date. We may also deduct a charge for assessments or federal premium taxes or federal, state, or local excise, profits, or income taxes measured by or attributable to the receipt of Premiums. We also reserve the right to deduct from the Variable Accounts any taxes imposed on the Variable Accounts' investment earnings.

4.6 PAYMENT OF DEDUCTIONS: The mortality and expense risk charge, and administration charge will be computed and deducted from each subaccount of the applicable Variable Account for each day the Contract is in force. The transfer charge described in Section 5.2 will be deducted pro rata from the subaccounts from which Variable Account A value is being transferred. The contingent deferred sales charge will be deducted from Variable Account A subaccounts in the same proportion as the withdrawal from each subaccount is to the total withdrawal. Other applicable charges will be deducted from each subaccount of the Variable Accounts in the ratio of your interest in each to your Contract Value.

                                 5.   TRANSFERS

5.1 TRANSFERS FROM VARIABLE ACCOUNT A TO VARIABLE ACCOUNT B: Once each Contract year upon notice to us you may transfer from Variable Account A to Variable Account B all or part of your gain in Variable Account A plus Premiums allocated to Variable Account A that are not subject to a contingent deferred sales charge. The minimum amount which may be transferred is $300. No other transfers may be made from Variable Account A to Variable Account B.

     Unless you notify us otherwise, transfers made under this Section 5.1 will be deducted from each subaccount of Variable Account A in the ratio of your interest in each subaccount to the total value of your interest in Variable Account A.

     The gain in Variable Account A is the excess, if any, of (ii) over (i), where (i) is the sum of all your Premiums paid into Variable Account A, less any prior withdrawals or transfers from Variable Account A of these Premiums, and (ii) is your Contract's Variable Account A value at the time we receive notice of the transfer.

5.2 TRANSFERS AMONG SUBACCOUNTS OF VARIABLE ACCOUNT A: Six times per Contract year you may transfer all or part of your Variable Account A value among the Variable Account A subaccounts without a charge. For additional transfers, we will charge $25 for each transfer. The minimum amount which may be transferred from any subaccount in any transaction is $300 or your entire interest, if less.

5.3 DOLLAR COST AVERAGING: You may transfer all or part of your interest in the money market subaccount in Variable Account A to one or more of the other Variable Account A subaccounts, pursuant to a Dollar Cost Averaging Plan. To participate in such a Plan, you must transfer a minimum of $1000 per month for 12 to 36 months. When participation begins your Contract's interest in the money market subaccount in Variable Account A must be at least equal to the amount you wish to transfer each month times the number of months elected.
     Allocations to a subaccount must be in 10% increments of each amount transferred. Transfers will take place each month on the same date of each month as the date on which your Contract was issued. For example, if your Contract was issued on the 15th day of the month, transfers will take place on the 15th day of each month for which transfers are to be made. There is no charge for Dollar Cost Averaging transfers. Dollar Cost Averaging transfers are in addition to those permitted in Section 5.2.

5.4 TRANSFERS FROM VARIABLE ACCOUNT B TO VARIABLE ACCOUNT A: Transfers from Variable Account B to Variable Account A are not permitted.

                         6.   WITHDRAWALS FROM CONTRACT

6.1 WITHDRAWALS FROM VARIABLE ACCOUNTS: Up to six times in a Contract year, you may withdraw all or part of your Contract Value. Notice must be received by us prior to the Annuity Date. For full withdrawal, this Contract must be surrendered to our administrative office. For partial withdrawals, the withdrawal must be at least $300, and the remaining Contract Value must be at least $2,000.

6.2 SPECIAL WITHDRAWAL FROM VARIABLE ACCOUNT A: The first withdrawal from Variable Account A in any Contract year will be a withdrawal of all or part of the gain in Variable Account A, as defined in Section 5.1, before withdrawal of premium as described in Section 4.4. The remaining Contract Value must be at least $2,000. This withdrawal shall count as one of the six permitted by Section 6.1.

6.3 AUTOMATIC WITHDRAWAL PROGRAM: If you are age 59 1/2 or more, you may have automatic withdrawals of a specified dollar amount made monthly, quarterly, semi-annually, or annually from your interest in Variable Account B. Such withdrawals must be deposited directly into a Merrill Lynch, Pierce, Fenner & Smith Inc. brokerage account specified by you and acceptable to the Company. You may change the specified dollar amount or stop automatic withdrawals at any time upon notice to us. Once automatic withdrawals are stopped, you may not begin them again until the next Contract year. Each automatic withdrawal must be at least $300, and the remaining Contract Value must be at least $2,000. Automatic withdrawals are in addition to other withdrawals permitted from the Contract.

6.4 PAYMENT OF WITHDRAWALS: Unless you notify us otherwise, partial withdrawals will be deducted from each subaccount of the applicable Variable Account from which you are making a withdrawal in the ratio of your interest in each subaccount to the total value of that Variable Account. Withdrawals, other than automatic withdrawals, will be based on values for the valuation period in which the notice (and Contract if required) is received at our administrative office. Automatic withdrawals will be based on values for the valuation period of the date of each withdrawal.

                             7.   PAYMENT AT DEATH

                             7.1  DEATH OF OWNER

                 (Including an Annuitant Who is Also an Owner)

7.1.1 DEATH PRIOR TO ANNUITY DATE: On the death of an Owner prior to the Annuity Date, we will pay to the beneficiary the death benefit representing the entire interest in the Contract, unless Section 7.1.3 is chosen. The death benefit is determined as of the date we receive due proof of death at our administrative office. It is the greater of:

     (a) The sum of (i) the excess, if any, of (a) your premiums paid into Variable Account A with interest on them from the date received at an interest rate compounded daily to yield 5% annually, over
               (b) transfers to Variable Account B, and withdrawals from Variable Account A with an interest rate on them to yield 5 % annually when compounded daily from the date of transfer or withdrawal; plus, (ii) the value of your interest in Variable Account B; or,

     (b)       The Contract Value.

     Payment will be made in a lump sum unless Section 7.1.2 or Section 7.1.3 is chosen. For purposes of the calculation in "(a)," interest shall accrue during the first 20 Contract years only. No interest shall accrue thereafter.

7.1.2 CONTRACT CONTINUATION OPTION: If the surviving spouse of the deceased Owner is the beneficiary, such spouse may choose to continue this Contract in force on the same terms as before such Owner's death, and the spouse shall thereafter become the "new" Owner and the beneficiary until a new beneficiary is named.

7.1.3 ANNUITY OPTION: If the beneficiary is the surviving spouse of the deceased Owner, he or she may choose to receive payments under any of the annuity options of this Contract. For any other beneficiary, only those options are available that provide for full payment of such Owner's interest in the Contract:

          (a)       Within five years of the date of such Owner's death;
          (b)       Over the lifetime of such beneficiary of this Contract; or

          (c) Over a period that does not exceed the life expectancy, as defined by Internal Revenue Service regulations, of such beneficiary of this Contract.

     Subparagraphs (b) and (c) apply only to individuals, and such payments must start within one year of the date of such Owner's death. For IRAs, any annuity option chosen must meet the requirements of the Internal Revenue Code.

7.1.4     DEATH AFTER ANNUITY DATE:  See Section 9.

                  7.2  DEATH OF ANNUITANT WHO IS NOT AN OWNER

7.2.1 If the Annuitant dies prior to the Annuity Date and the Annuitant is not the Owner, the Owner may designate a new Annuitant. If one is not designated, the Owner will be the Annuitant provided the Owner is a natural person. If the owner is a non-natural person, the death of the Annuitant shall be treated as the death of the owner.


                            8.   ANNUITY PROVISIONS

8.1 ANNUITY DATE: The Annuity Date may not be later than the Annuitant's 85th birthday. If you have not chosen an Annuity Date, it will be the date of the Annuitant's 85th birthday. For an IRA, if you have not chosen an Annuity Date, it will be the date the Annuitant reaches age 70 1/2. You may change the Annuity Date up to 30 days prior to the Annuity Date.

8.2 AMOUNT OF ANNUITY PAYMENTS: Charges made by us for premium taxes will be deducted from your Contract Value at the Annuity Date. The remaining value will be transferred to our General Account and applied to the annuity option chosen at our then current annuity purchase rates, which will be furnished on request. The annuity purchase rates will assume interest of not less than 4%. They will not be less favorable than those shown in the annuity tables in this Contract. The tables show the minimum guaranteed amount of each monthly payment for each $1,000 so applied, according to the sex and age at the Annuity Date of the Annuitant. The tables are based on the 1983 Table "a" for Individual Annuity Valuation with interest at 4%.

8.3  ANNUITY OPTIONS:  If you have not chosen an annuity option described in
     Section 9, Option 4 will apply with a 10-year guarantee period. You may change options only up to 30 days prior to the Annuity Date. An option not set forth in the Contract may be chosen if acceptable to us.

8.4 MINIMUM ANNUITY, PAYMENT: If the Contract Value to be applied at the Annuity Date is less than $5,000, we may pay such amount in a lump sum. If any payment would be less than $50, we may change the frequency so payments are at least $50 each.


                              9.   ANNUITY OPTIONS

9.1 OPTION 1-PAYMENTS OF A FIXED AMOUNT: Equal payments in the amount chosen will be made until the amount of your Contract Value transferred to our General Account adjusted for interest credited of at least 4% is exhausted. The term over which such payments are made must be at least five years.

9.2 OPTION 2--PAYMENTS FOR A FIXED PERIOD: Payments will be made for the period chosen. The period must be at least 5 years.

9.3 OPTION 3--LIFE ANNUITY: Payments will be made for the life of the Annuitant. Payments will cease with the last payment due prior to the Annuitant's death.

9.4  OPTION 4--LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 or 20 YEARS:
     Payments will be made for the guaranteed period chosen (10 or 20 years) and as long thereafter as the Annuitant lives.

9.5 OPTION 5--LIFE ANNUITY WITH GUARANTEED RETURN OF CONTRACT VALUE: Payments will be made until the sum of the annuity payments equals the amount of your Contract Value transferred to our General Account at the Annuity Date, and as long thereafter as the Annuitant lives.

9.6 OPTION 6--JOINT AND SURVIVOR LIFE ANNUITY: Payments will be made during the lifetimes of the Annuitant and a designated second person. The amount of such payments will not change by reason of the death of the first joint Annuitant to die.

9.7 OPTION 7--IRA: This option is available only for IRAs. Annuity payments may be based on (a) the life expectancy of the Annuitant, (b) the joint life expectancy of the

     Annuitant and his or her spouse, or (c) the life expectancy of the surviving spouse if the Annuitant dies before the annuity date. Payments will be made annually. Each annual payment will be equal to the remaining value on that January 1, divided by the applicable current life expectancy, as defined by Internal Revenue Service regulations. Each subsequent payment will be made on the anniversary of the Annuity Date. Interest will be credited at our current rate for this option. The rate will not be less than 4%. On the death of the measuring life or lives prior to full distribution of the remaining value, the remaining value will be paid to the beneficiary in a lump sum.

9.8 DEATH OF ANNUITANT: On the death of the Annuitant while guaranteed amounts remain unpaid under Option 1,2,4, or 5, the Owner may choose either:

          (a)  To have payments continue for the amount or period guaranteed; or

          (b) To receive the present value of the remaining guaranteed payments in a lump sum.

          If an Owner dies while guaranteed amounts remain unpaid, the present value may be paid in a lump sum to the beneficiary, if the beneficiary so elects.

          Present values will be computed at the interest rate that was used to compute the amount of the initial annuity payment.

9.9 PAYMENT: Except for Option 7, payment will be made on the Annuity Date, but prior to the Annuity Date you may choose a less frequent payment interval instead. The amount of each payment on an annual, semiannual, or quarterly basis will be not less than the monthly payment computed from the annuity tables in this Contract multiplied by the appropriate factor:

          Annual         Semiannual           Quarterly
          ------         ----------           ---------

          11.787            5.951                2.990

                                      10.     ANNUITY OPTION TABLES

MINIMUM GUARANTEED MONTHLY ANNUITY PAYMENT FOR EACH $1,000 APPLIED UNDER OPTION

                    OPTION 2 (Payments for a  Fixed Period)

  Years          Each           Years          Each           Years          Each           Years           Each
 Payable        Payment        Payable        Payment        Payable        Payment        Payable         Payment
---------       -------        -------        -------        -------        -------        -------         -------
  5               18.32            9            10.97           13            8.17             17            6.71
  6               15.56           10            10.06           14            7.72             18            6.44
  7               13.59           11             9.31           15            7.34             19            6.21
  8               12.12           12             8.69           16            7.00             20            6.00
-----------------------------------------------------------------------------------------------------------------------------------


OPTION 3 (Life Annuity), OPTION 4 (Life Annuity with 10 or 20 Years Guaranteed)
               and OPTION 5 (Return of Contract Value Guaranteed)

 *Adjusted     Life      10 Years    20 Years   Return of   *Adjusted    Life     10 Years    20 Years   Return of
 Male Age     Annuity   Guaranteed  Guaranteed  Net Value   Female Age  Annuity  Guaranteed  Guaranteed  Net Value
-----------   -------   ----------  ----------  ---------   ----------  -------  ----------  ----------  ---------
    56         5.29        5.20        4.94       5.05          56        4.89       4.80        4.67       4.71
    57         5.39        5.29        5.00       5.13          57        4.92       4.87        4.73       4.77
    58         5.49        5.38        5.06       5.21          58        5.00       4.95        4.79       4.85
    59         5.61        5.48        5.12       5.30          59        5.09       5.03        4.85       4.92
    60         5.73        5.59        5.18       5.40          60        5.19       5.12        4.91       5.00

    61         5.88        5.70        5.24       5.50          61        5.29       5.22        4.98       5.09
    62         6.00        5.82        5.31       5.60          62        5.40       5.32        5.05       5.18
    63         6.16        5.85        5.37       5.72          63        5.52       5.42        5.11       5.27
    64         6.32        6.08        5.43       5.83          64        5.65       5.53        5.18       5.37
    65         6.49        6.21        5.48       5.96          65        5.78       5.65        5.25       5.48

    66         6.68        6.35        5.54       6.09          66        5.82       5.77        5.32       5.59
    67         6.88        6.50        5.59       6.23          67        6.08       5.90        5.39       5.71
    68         7.09        6.65        5.64       6.38          68        6.24       6.04        5.45       5.83
    69         7.31        6.81        5.69       6.53          69        6.42       6.19        5.51       5.97
    70         7.56        6.97        5.73       6.69          70        6.61       6.34        5.58       6.11

    71         7.82        7.14        5.77       6.86          71        6.81       6.50        5.63       6.26
    72         8.09        7.31        5.81       7.04          72        7.04       6.67        5.69       6.42
    73         8.39        7.48        5.84       7.23          73        7.28       6.84        5.73       6.58
    74         8.71        7.65        5.87       7.43          74        7.54       7.02        5.76       6.77
    75         9.05        7.83        5.89       7.64          75        7.93       7.21        5.82       6.97

    76         9.41        8.00        5.91       7.86          76        8.14       7.40        5.85       7.17
    77         9.81        9.17        5.93       8.10          77        8.47       7.60        5.88       7.39
    78        10.23        8.34        5.95       8.34          78        8.83       7.80        5.91       7.62
    79        10.68        8.50        5.96       8.60          79        9.23       7.99        5.93       7.86
    80        11.16        8.66        5.97       8.87          80        9.65       8.19        5.94       8.13

    81        11.68        8.81        5.98       9.16          81       10.12       8.38        5.96       8.40
    82        12.23        8.95        5.99       9.45          82       10.62       8.57        5.97       8.69
    83        12.81        9.09        5.99       9.76          83       11.16       8.74        5.98       9.01
    84        13.44        9.21        5.99      10.09          84       11.76       8.91        5.99       9.34
    85        14.09        9.32        6.00      10.44          85       12.39       9.06        5.99       9.68
-----------------------------------------------------------------------------------------------------------------------------------


                   OPTION 6 (Joint and Survivor Life Annuity)

 *Adjusted                                          *Adjusted Male Age                                        *Adjusted
  Female                                                                                                        Female
    Age         50          55          60           65           70          75          80           85         Age
-----------    ----        ----        ----         ----         ----        ----        ----         ----        ---
  50           4.15        4.22        4.28         4.33         4.37        4.40        4.41         4.42         50
  55           4.27        4.39        4.49         4.57         4.64        4.68        4.71         4.73         55
  60           4.39        4.56        4.71         4.85         4.96        5.04        5.10         5.14         60
  65           4.50        4.72        4.94         5.16         5.35        5.50        5.61         5.68         65

  70           4.59        4.86        5.16         5.48         5.78        6.05        6.25         6.39         70

  75           4.66        4.97        5.34         5.78         6.24        6.68        7.06         7.34         75
  80           4.71        5.05        5.49         6.03         6.66        7.33        7.98         8.53         80
  85           4.74        5.11        5.59         6.21         7.00        7.91        8.90         9.86         85
-----------------------------------------------------------------------------------------------------------------------------------

          Information for ages not shown will be furnished on request. "Adjusted Age" means attained age at last birthday adjusted as follows:

                         Annuity Date           Adjusted Age
                         ------------           ------------

                         Before 2000            Actual Age
                         2000-2009              Subtract 1 year from actual age
                         2010-2019              Subtract 2 years from actual age
                         2020-2029              Subtract 3 years from actual age
                         2030 and after         Subtract 4 years from actual age

MLNY-VA-001                        SPECIMEN


                                     -19-